Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Delcath Systems, Inc. (“Company”) and the employee whose signature appears below, who is referred to as “Executive.” The Agreement’s Effective Date shall be the date on which the Agreement has been (1) fully executed by the Parties and (2) approved by the Company’s Board of Directors (“Board”). (“Effective Date”). The Effective Date is the date on which this Agreement first becomes binding on the Company and the Executive.

RECITALS

A. Executive wishes to continue to be employed with Company and Company wishes to continue to employ Executive subject to the terms and conditions of this Agreement.

B. Executive is being employed in a position of trust and confidence and has and will have access to and has and will contribute to trade secret, proprietary and confidential information relating to the Company and its customers. As part of Executive’s duties, Executive has and will develop and maintain close working relationships with the Company’s customers and has and will help maintain and develop goodwill on behalf of the Company.

C. Executive understands that as a condition of employment, Executive must protect this information and these relationships and use them for the Company’s benefit only, not for Executive’s own or another’s benefit. Executive understands that a primary purpose of this Agreement is to protect the business the Company has built and the Company’s legitimate business interests, and that, if Executive breaches any part of this Agreement, it would seriously harm the Company’s business and cause damage that would be impossible to measure.

D. Executive agrees and acknowledges that Company informed Executive that the restrictions contained in this Agreement would be required as a term and condition of continued employment with Company, and that Executive received increased severance eligibility, and continued employment as consideration for the restrictions contained in this Agreement. Executive further acknowledges that they are a Senior Executive under applicable law.

E. Executive agrees and acknowledges that this Agreement supersedes any and all previous agreements between the Company and Executive, including, but not limited to the August 31, 2020 Employment Agreement, which incorporated the August 31, 2020 Employee Confidentiality, Invention Assignment and Restrictive Covenant Agreement.

AGREEMENTS

In consideration of the benefits described above and the mutual agreements made herein, Company and Executive, each intending to be legally bound, agree as follows:

1.	Definitions.

a.

“Cause” includes but is not limited to the following: (i) Executive’s conviction of any act constituting a felony or a crime involving dishonesty or moral turpitude; (ii) any act or acts of material dishonesty by Executive relating to the Company, its business partners, or its customers; (iii) gross negligence or willful misconduct by Executive; (iv) failure of Executive to perform Executive’s material duties and responsibilities hereunder or to meet reasonable and material performance objectives set by the Company; (v) material violations by Executive of the Company’s policies or codes of conduct; or (vi) Executive’s material breach of this Agreement or any other written agreement with the Company.

b.

“Confidential Information” means any information pertaining to the Company’s (or a related entity’s) business which is not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, the Company’s trade secrets; information about processes, research, strategies, and development, products and services of the Company; Company pricing information; the Company’s marketing and development plans; the Company’s proprietary information; methods, procedures, or techniques pertaining to the business of the Company; the Company’s sales or service analyses; the Company’s financial information; customer names, lists or other information pertaining to the Company’s business; formulas developed by the Company; algorithms developed by the Company; the Company’s computer programs, software and software documentation; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Executive in the course of employment. Confidential Information does not include information that Executive can demonstrate by reliable, corroborated documentary evidence is or has become generally available to the public through no act or failure to act by Executive.

c.	Change in Control shall include any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(ii) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least eighty percent (80%) by the Company, unless immediately after such transaction, the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of resulting entity outstanding voting securities, in substantially the same proportion as such stockholders owned the voting power of the Company prior to such transaction; or

(iii) the stockholders of the Company approve an agreement for the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions), except where such sale, lease, exchange or other transfer is to an entity owned at least eighty percent (80%) by the Company.

d.

“Customer” means any person or entity: (i) about whom Executive (or Executive’s supervisees) obtained or had access to confidential information during Executive’s employment with the Company (or a predecessor); or (ii) with whom, during the twelve-month period prior to the termination of Executive’s employment with the Company, Executive, directly or indirectly, had contact on behalf of the Company and which (A) had a contract, customer, or business relationship with the Company (or a predecessor), (B) negotiated to contract with or enter into a contract, business, or customer relationship with the Company (or a predecessor), or (C) was, directly or indirectly, solicited by Executive to contract, do business or become a customer of the Company (or a predecessor). For the avoidance of doubt, the definition of Customer will only apply to those entities with whom Executive had material contact.

e.

“Good Reason” shall mean a termination of the Executive’s employment by means of resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions: (i) a material reduction in the Executive’s rate of Base Salary other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material change in the location where Executive performs their services; or (iv) a material breach by the Company of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination with Good Reason unless (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a termination with Good Reason within thirty (30) days after the initial existence of such condition(s); and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the Executive terminates the Executive’s employment within sixty (60) days after the end of the Company’s time to cure. If the Company cures the Good Reason condition during the 30-day cure period, Good Reason shall be deemed not to have occurred.

f.

“Invention,” means any invention, discovery, improvement, idea (whether or not it is in writing or reduced to practice) or work of authorship (whether or not it can be patented or copyrighted) that Executive made, authored, or conceived (either alone or with others) and that both: (i) results from any work Executive performs or performed for the Company; and (ii) relates in any way to the Company’s business, products or services, past, present, anticipated or under development.

g.

“Restricted Period” as used in this Agreement means the period beginning on the effective date of Executive’s termination of employment with the Company (whether voluntary or involuntary) and continuing for a period of twelve months.

2.

Duties. Executive is employed as the Chief Executive Officer and will have the duties, responsibilities, and authority customary and incidental to such a position, subject to the authority and supervision of the Board of Directors.

3.	Term. The term of Executive’s employment under this Agreement will commence on the Effective Date and will continue until terminated sooner in accordance with Section 11.

4.	Employment Status and Compensation.

a.

Base Salary. The Company shall pay the Executive’s current base salary (the “Base Salary”) in accordance with the Company’s regular semi-monthly payroll practices. The Executive’s Base Salary shall be subject to an annual review by the Board’s Compensation and Stock Option Committee (the “Compensation Committee”).

b.

Incentive Bonus. During the Employment Period, Executive will be eligible to participate in the Company’s Annual Incentive Plan (AIP), as such plan may be amended from time to time; provided, however, that participation in the AIP is not a guarantee that a bonus award will be paid. For each fiscal year of the Employment Period, Executive will be considered for an annual incentive bonus (the “Annual Incentive”) at the current annual target bonus opportunity equal to the current percentage of the Executive’s then current Base Salary. The actual award, if any, of an Annual Incentive will be determined based on the performance of the Company and Executive and will be determined at the discretion of the Board or the Compensation Committee. Any Annual Incentive payable hereunder shall be paid during the fiscal year following the year to which the Annual Incentive relates (but no later than sixty (60) days after the Company’s filing per SEC Guidelines of the Company’s 10K Annual Report for the completed fiscal year to which the Annual Incentive relates), provided, however, that except under the limited circumstances set forth in Section 4.5 below, Executive must be (i) employed by the Company and (ii) not have received notice from the Company that Executive’s employment is being terminated for Cause (as defined below) as of the date the Annual Incentive is paid in order to be eligible for and earn any Annual Incentive.

c.

Stock Option Grant. The Executive continues to be eligible to participate in the Company’s 2020 Omnibus Equity Incentive Plan or any successor plan, subject to the terms, conditions and vesting provisions of the 2020 Omnibus Equity Incentive Plan and any applicable award agreement as and to the extent determined by the Compensation Committee or the Board in its sole and absolute discretion. For the avoidance of doubt, the type and amounts and any awards granted to Executive under the 2020 Omnibus Equity Incentive Plan (other than the Initial Stock Option Grant) shall be determined by the Compensation Committee or the Board in its absolute and sole discretion.

d.

Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement and pre-approval policies and procedures in effect from time to time. The manner of travel shall be according to Company policy.

e.

Other Benefits. Executive shall be eligible to participate in or receive benefits under employee benefit plans, health plans, vacation/sick leave plans, or arrangements, if any, made available from time to time by the Company to its employees to the extent Executive meets the eligibility requirements to receive such benefits. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Executive’s employment or at any other time.

5.

Best Efforts. During Executive’s employment with Company, Executive will serve Company faithfully and to the best of Executive’s ability and will devote Executive’s full business and professional time, energy, and diligence to the performance of Executive’s job duties. Executive will comply with Company’s policies and practices as they exist from time to time. Executive will promptly communicate to Company all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, that relate to Company’s business. During Executive’s employment with Company, Executive will not, directly or indirectly, compete with Company, be employed by or provide services to any other person or entity, or engage in any other business activity, without prior written approval from Company. Executive may, however, engage in passive personal investment activities, so long as the activities do not compete with Company, violate Company policies or interfere with Executive’s job duties.

6.	Confidentiality.

a.

Executive will protect the confidentiality of all Confidential Information and will not, during Executive’s employment with Company or within three years thereafter, disclose, divulge, furnish, make accessible to anyone, or use in any way, any Confidential Information. The three-year term shall not apply to trade secrets of the Company, which the Executive shall not disclose at any time during and after the Executive’s employment with Company.

b.

Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to (i) interfere with, restrain, or prevent protected employee communications regarding wages, hours, or other terms and conditions of employment; (ii) prevent disclosure of Confidential Information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (A) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (B) under seal in connection with a lawsuit (including an anti-retaliation lawsuit); or (iii) otherwise limit Executive’s right to communicate with a government agency, as provided for, protected or warranted by applicable law.

7.	Nonsolicitation. Executive agrees that, during the Restricted Period (and as long as Company carries on a similar business), Executive will not, directly or indirectly:

a.

Solicit any Customer or provide or sell to any Customer any service or product that competes with, or is the same as or substantially similar to, any service or product offered or provided by Company during Executive’s employment with Company.

b.	Induce or persuade any Customer, or any other person or entity doing business with Company, to alter or terminate its relationship with Company.

c.

Solicit or hire any employee or contractor of Company, or persuade or induce any employee or contractor to terminate or alter the employee or contractor’s relationship with Company. Notwithstanding the foregoing, this restriction will only apply to employees or contractors with whom Executive had material contact with as a result of their employment with Company.

8.

Copyrights. Executive acknowledges that any computer software, program, or other work of authorship that Executive prepares or prepared within the scope of Executive’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such computer software, program, and other works of authorship (individually and collectively “Work Product”). For purposes of this Agreement, “scope of employment” means that the Work Product (a) relates to any subject matter pertaining to Executive’s employment with Company and the Company, (b) relates to or is directly or indirectly connected with the business, products, projects or Confidential Information of the Company, or (c) involves the use of any time, material or facility of the Company. If, for any reason, the Work Product is not found to have been created as works made for hire, Executive hereby assigns all Executive’s right, title, and interest in the Work Product to the Company.

9.	Inventions.

a.

Assignment. Executive agrees to promptly and fully disclose in writing to the Company, and will hold in trust for the Company’s sole right and benefit, any Invention (as defined in Section 1.e.) that Executive made, authored, or conceived during Executive’s employment with Company or a predecessor. Executive will keep accurate, complete, and timely records for all Inventions. The records will be the Company’s property. Executive hereby assigns to the Company all of Executive’s right, title, and interest in and to all Inventions and, upon the Company’s request, Executive will execute, verify, and deliver to the Company such documents, including without limitation, assignments and patent applications, and will perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that are necessary to enable the Company to obtain the sole right, title, and benefit to all Inventions.

b.

Notice of Excluded Inventions. Executive agrees, and is hereby notified, that the above agreement to assign Inventions to Company does not apply to any Invention for which all of the following are true (i) no equipment, supplies, facility, or trade secret information of Company’s was used; (ii) the Invention was developed entirely on Executive’s own time; (iii) the Invention does not relate (A) directly to Company’s business or (B) to Company’s actual or demonstrably anticipated research or development; and (iv) the Invention does not result from any work performed by Executive for Company.

10.	Return of Property.

a.

Executive agrees that all documents, materials, and information relating to the business of, or the services provided by, the Company (“the Company Property”) are the sole property of the Company. Executive agrees to promptly return to the Company upon the termination of Executive’s employment with Company, or earlier if requested, all the Company Property (whether or not confidential or proprietary), including but not limited to, the Company-owned or provided computers, laptops, tablets, cell phones, smartphones, and any other electronic devices; and all documents, data, materials, emails, and text messages concerning the Company, whether in hard copy, electronic, or other format, within Executive’s possession or control, including retrieving such information from any and all personal media (including, but not limited to, personal computers, laptops, tablets, cell phones, smartphones, removable storage devices and any other electronic devices).

b.

Promptly following Executive’s returning the above-described property, Executive then will delete or otherwise destroy any copies of the Company Property that remain in Executive’s possession or control, including those stored on any personal media, unless deleting the information would conflict with an applicable litigation hold notice or other legal obligation, in which case Executive agrees to sequester the information and promptly notify the Company.

c.

In the event that any of the Company Property is stored or has been transmitted to any personal media, Executive agrees to make such media available for inspection by the Company before Executive’s termination of employment (whether voluntary or involuntary), or upon the Company’s earlier request, and Executive will follow the Company’s direction in regard to the preservation and removal, as applicable, of any such Company Property.

11.	Termination of Employment. Executive’s employment by the Company will terminate as follows:

a.	By mutual written agreement of the parties.

b.	Automatically upon the death of Executive, or the insolvency or bankruptcy of the Company.

c.	By Executive, without Good Reason, upon sixty (60) days’ written notice of termination.

d.	By the Company without Cause upon thirty (30) days’ written notice of termination,

e.	By the Company with Cause or by Executive with Good Reason, immediately upon written notice of termination.

f.

Upon the occurrence of physical or mental disability of Executive to such an extent that Executive is unable to perform the essential functions of Executive’s position with or without reasonable accommodation, and where such inability continues for a period of sixty (60) consecutive calendar days, or ninety (90) calendar days in any twelve-month period, to the extent such termination is in compliance with applicable law. Nothing herein will limit the right of either party to terminate Executive’s employment under a different provision of this Section.

Except as provided in Sections 12-14, after the effective date of termination, Executive will not be entitled to any compensation, bonuses, benefits, or payments whatsoever except for base salary earned through their last day of employment.

12.

Severance. If, prior to the expiration of the Term, (1) Executive is involuntarily terminated by the Company without Cause or Executive resigns with Good Reason pursuant to Section 11(d), and (2) Executive executes a separation agreement in a form supplied by the Company, which will contain provisions such as release of claims, non-disparagement and confidentiality in favor of the Company (the “Release”), then the Company will (i) pay Executive an amount equal to fifteen months’ of Executive’s then current base salary and a pro-rated portion of any earned annual bonus (to be determined at Company discretion), subject to required and authorized deductions and withholdings and (ii) if Executive timely and properly elects health plan (medical, dental and/or vision) continuation coverage under COBRA, the Company shall reimburse Executive in an amount equal to the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives under the Company’s group health plans, for a period of fifteen months or until Executive becomes eligible to receive substantially similar coverage from another employer. Any severance amount owed under this Section will be paid in installments which will begin 60 days after termination, provided that within the 60-day period following the termination, Executive has executed and delivered to the Company the Release and the Release has not been rescinded (in whole or in part) and has become irrevocable.

13.

Pay in Lieu of Notice. If either the Company or Executive terminates Executive’s employment, the Company, in its discretion, may treat Executive’s termination as effective at any earlier date during the notice period if the Company continues to pay Executive’s then-current base salary for the unexpired portion of a notice period required in Section 11.

14.

Severance for Change in Control. If a “Change in Control” (as defined above) shall occur while the Executive is employed by the Company, and the Executive’s employment with the Company or its successor and their respective subsidiaries (if any) is terminated without Cause or Executive resigns with Good Reason within the three month period immediately preceding or the one year period immediately following the effective date of the Change in Control, the Company shall be obligated to pay the Executive (provided that Executive signs the Release): (i) eighteen months of the Executive’s then-base salary and a pro-rated portion of any earned annual bonus (to be determined at Company discretion, subject to required and authorized deductions and withholdings) and (ii) if Executive timely and properly elects health plan (medical, dental and/or vision) continuation coverage under COBRA, the Company shall reimburse Executive in an amount equal to the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives under the Company’s group health plans, for a period of eighteen months or until Executive becomes eligible to receive substantially similar coverage from another employer. In addition, all then-outstanding unvested stock options granted to the Executive during Executive’s employment shall become fully vested and exercisable upon termination, subject to the otherwise applicable terms of the Award Agreement, 2020 Omnibus Equity Incentive Plan and any other applicable equity incentive plan and award agreement(s). Provided, however, that no salary and benefits shall be payable to the Executive pursuant to this Section if such termination is by the Company for Cause or resignation without Good Reason, or on account of the Executive’s death or Disability (as defined by Section 11(f) above).

15.

Non-Disparagement. Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding, to limit Executive’s right to communicate with a government agency or legislative body (including any committee thereof), as provided for, protected under or warranted by applicable law, or to impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement.

16.

Executive’s Cooperation. During the Employment Period and for the six-year period thereafter, the Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party (each, an “Action”) as reasonably requested by the Company including, without limitation, the Executive using reasonable efforts to be available to the Company upon reasonable notice for interviews and factual investigations, to appear at the Company’s request to give testimony without requiring service of a subpoena or other legal process, to volunteer to the Company all pertinent information and turn over to the Company all relevant documents which are or may come into Executive’s possession during the Employment Period in connection with the performance of the Executive’s duties hereunder. In connection with requesting the Executive’s cooperation after the Employment Period, the Company shall (a) make reasonable efforts to minimize disruption of the Executive’s other activities; (b) reimburse the Executive for reasonable expenses incurred in connection with such cooperation; and (c) to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Salary as of the date of her termination. For the avoidance of doubt, this Section shall not apply with respect to any Action (other than an internal investigation) where the Company is adverse to the Executive.

17.

Remedies. Executive acknowledges that violation of this Agreement would have a materially detrimental effect upon Company, the monetary loss from which would be difficult, if not impossible, to measure. If Executive breaches or threatens to breach any term of this Agreement, Company will be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses associated with enforcing this Agreement, in addition to any other remedies available at law or equity. Executive waives any right Executive may have to a jury trial to determine Company’s right to recover attorneys’ fees and costs under this Agreement, or to determine the reasonableness of those attorneys’ fees and costs. Nothing in this Agreement will limit Company’s remedies under any applicable Uniform Trade Secrets Act or elsewhere.

18.

Unconditional Obligations. The obligations of Executive to perform pursuant to the terms of this Agreement are unconditional and do not depend on the performance or nonperformance of any agreements, duties or obligations between the Company and Executive not specifically contained in this Agreement.

19.

No Conflicting Obligations/Others’ Confidential Information. Executive represents and warrants to the Company that Executive is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or conflict with Executive’s duties or responsibilities with the Company, including but not limited to any duties owed to any former employers not to compete. If Executive possesses any information that Executive knows or should know is considered by any former employer of Executive’s to be confidential, trade secret, or otherwise proprietary, Executive will not disclose the information to the Company or use the information to benefit the Company in any way.

20.

Survival of Provisions. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the resignation or termination of Executive’s employment for any reason, or beyond the termination of this Agreement, (including but not limited to Sections 5-10), shall continue in full force and effect notwithstanding Executive’s resignation or termination of employment or the termination of this Agreement.

21.

Code Section 409A. It is intended that any amounts payable under this Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”). The Company shall construe and administer this Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” and similar phrases shall have the same meaning as “separation from service” as defined in Code Section 409A.

22.

Severability. If a court rules that any part of this Agreement is not enforceable, the court will modify that part to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part will be severed and the other parts of the Agreement will remain enforceable.

23.

Nonwaiver. Company’s delay or inaction in not enforcing a breach of any part of this Agreement will not prevent Company from enforcing the Agreement as to the breach or any other breach of the Agreement. No waiver of this Agreement will be binding upon Company unless agreed to in writing signed by an officer of Company.

24.	Assignment. This Agreement will be assignable by Company and the terms of this Agreement automatically will inure to the benefit of Company and its successors and assigns.

25.	Governing Law; Arbitration; Waiver or Jury Trial.

a.

Except as provided below regarding the Federal Arbitration Act, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

b.

Except for the limited purpose provided below, any Claim (as defined below) between the Parties shall, in lieu of being submitted to a court of law, be submitted to binding arbitration in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (the “AAA”). A copy of the AAA Rules is available for review and downloading at: https://www.adr.org/employment.

i.

The Parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the AAA; (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance; (iii) because the Company has valuable trade secrets and proprietary and confidential information, the arbitration proceedings hereunder shall be treated by the Parties and the arbitrator as strictly confidential, to the fullest extent permitted by the AAA’s rules; (iv) the decision of the arbitrator shall be set forth in writing, shall set forth the essential findings and conclusions upon which the decision is based, and shall be final and binding upon the Parties; (v) each of the Parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses; and (vi) payment of arbitrator compensation and administrative fees, including any allocation or reallocation of such payment as directed by the arbitrator, shall be determined by the AAA’s rules for negotiated employment agreements. Nothing in this Section shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.

ii.

Executive and the Company mutually consent to the final resolution by binding arbitration of any and all claims between them arising out of or in any way related to this Agreement, the termination of this Agreement, the terms and conditions of Executive’s employment or compensation, or the termination of Executive’s employment, including any federal, state or local statutory claims (the “Claims”). Executive understands this means that the Company and Executive are agreeing to waive the Parties’ respective rights to sue in court and have a judge and jury decide any Claims, and instead are agreeing to have their Claims decided exclusively by an arbitrator, which is different than a court action.

iii.

Executive and the Company understand that this agreement to arbitrate does not preclude either party from seeking declaratory relief or injunctive relief from a court in aid of an arbitration proceeding for claims relating to the obligations and restrictive covenants.

iv.

This agreement to arbitrate provides for arbitration of Claims between Executive, individually, and the Company. To the maximum extent permitted by law, no arbitration shall include any disputes, claims, or controversies against the Company on behalf of any other employees of the Company (or any of its affiliates), such as class actions or collective actions. The arbitrator shall not have the authority to hear or issue any award concerning the claims of a class or collective action or to consolidate the claims of more than one individual or the claims of a class of employees into a single arbitration proceeding, to the maximum extent permitted by law.

v.

Executive and the Company agree, unless otherwise required by applicable law, to the exclusive jurisdiction of the state or federal courts located in the state in which the Company’s principal corporate office is then located for (i) seeking to compel arbitration; (ii) seeking interim declaratory relief or interim injunctive relief in aid of arbitration; (iii) seeking entry of judgment on, and/or enforcement of, the award rendered by the arbitrator; and/or (iv) seeking to vacate or modify the arbitrator’s award, which vacatur or modification of the arbitration award may only be granted on the grounds specified in the Federal Arbitration Act or other applicable law.

vi.

The agreement to arbitrate in this Section shall be governed by the Federal Arbitration Act. The Parties agree that this agreement to arbitrate Claims shall survive the termination of this Agreement and Executive’s employment with the Company for any reason.

c.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR INVOLVING THE CLAIMS.

26.

Understandings. Executive acknowledges and agrees that (a) Executive has carefully considered the restrictions contained in this Agreement and determined that they are reasonable and supported by consideration; (b) the restrictions in this Agreement will not unduly restrict Executive in securing other suitable employment in the event of termination from Company; and (c) the restrictions in this Agreement do not constitute a Noncompetition Agreement under Massachusetts law.

27.

Notification. By signing below, Executive agrees to notify prospective employers of the terms of this Agreement and Executive’s obligations hereunder. Executive further authorizes the Company to notify third parties (including, but not limited to, the Company’s competitors and customers) of the terms of this Agreement and Executive’s obligations hereunder.

28.

Force Majeure. Neither party shall be liable for any delay in the performance of, or for any failure to fulfill, any obligation under this Agreement, if such delay or failure arises directly out of an event beyond the reasonable control and without the fault or negligence of such party, including without limitation, acts of God, or the public enemy, acts of civil or military authorities, fires, floods, embargoes, strikes, unforeseen delays in third-person provided transportation or communications, riots, pandemics, or acts of war (the “Force Majeure Event”). Any party that invokes this Section shall promptly provide written notice of the Force Majeure Event and its effect on the party’s performance hereunder to the other party.

29.

Full Agreement. This Agreement incorporates the entire understanding between the parties as to its subject matter and cancels and supersedes all prior agreements regarding the subject matter. This Agreement may not be canceled, modified, or otherwise changed except by another written agreement signed by an authorized representative of Company and Executive. Notwithstanding the foregoing, if Executive has previously signed an agreement or agreements with Company containing arbitration, confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, those obligations under such agreement(s) will continue in full force and effect according to their terms in addition to the obligations contained in this Agreement.

[Signature Page to Follow]

Delcath Systems, Inc.

Date: 7/16/2024	/s/ David Hoffman
David Hoffman
General Counsel, Corporate Secretary

Gerard Michel

Date: 7/16/2024	/s/ Gerard Michel
Gerard Michel
Chief Executive Officer

[Signature Page to Employment Agreement]